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Exhibit 4.13

AMENDMENT NO. 4 TO
ASSET PURCHASE AGREEMENT

        AMENDMENT NO. 4 TO ASSET PURCHASE AGREEMENT (the "Fourth Amendment"), dated as of November 26, 2001, among CORE-VENT CORPORATION, d/b/a Paragon Implant Company, a Nevada corporation ("Paragon"), CORE-VENT BIOENGINEERING, INC., a California corporation ("C-V BioEngineering"), CORE-VENT PARAGON BIO, a California corporation ("C-V Paragon"), PARAGON ADMINISTRATION, INC., a California corporation ("Paragon Administration"), CORE-VENT GmbH, a corporation organized under the laws of the Federal Republic of Germany ("C-V GmbH"), CORE-VENT ISRAEL (1997), a PARAGON Company Ltd., a corporation organized under the laws of Israel ("C-V Israel"; and together with Paragon, C-V BioEngineering, C-V Paragon, Paragon Administration, C-V GmbH and C-V Israel, the "Seller"), the shareholders of Paragon identified on the signature page hereof (the "Paragon Shareholders"), the shareholders of C-V BioEngineering identified on the signature page hereof (the "C-V BioEngineering Shareholders"), the Niznick Family Foundation (the "Niznick Foundation"), a California not-for-profit corporation, DR. GERALD A. NIZNICK, an individual ("Dr. Niznick"; and together with the Paragon Shareholders, the C-V BioEngineering Shareholders and the Niznick Foundation, the "Shareholders"), SULZER MEDICA USA INC., a Delaware corporation ("Parent"), SULZER DENTAL INC. (formerly known as Sulzer Calcitek Inc.), a Delaware corporation ("Calcitek") and SULZER DENTAL GmbH (formerly known as Sulzer Calcitek GmbH.), a corporation organized under the laws of the Federal Republic of Germany ("Calcitek GmbH"), SULZER DENTAL LTD., a corporation organized under the laws of Israel ("Calcitek Israel") and SULZER DENTAL CORP, a corporation organized under the laws of Canada ("Calcitek Canada" and together with Calcitek, and Calcitek GmbH and Calcitek Israel, the "Purchaser").

W I T N E S S E T H:

        WHEREAS, the Seller, the Shareholders, Parent and Purchaser entered into (i) the Asset Purchase Agreement dated November 1, 2000, pursuant to which Seller agreed to sell and Purchaser agreed to purchase the Assets, all as more particularly set forth therein; (ii) Amendment No. 1 to Asset Purchase Agreement dated January 8, 2001; (iii) Amendment No. 2 to Asset Purchase Agreement and (iv) Amendment No. 3 to Asset Purchase Agreement (as so amended, the "Asset Purchase Agreement") pursuant to which Seller agreed to modify certain of the terms of the original Asset Purchase Agreement, all as more particularly set forth therein;

        WHEREAS, the parties hereto wish to further amend the Asset Purchase Agreement by executing this Amendment No. 4 to Asset Purchase Agreement all as more particularly set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

        1.    Definitions.    Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

        2.    Amendments.    The parties hereby agree to amend the Asset Purchase Agreement by deleting the text of Section 2.08 in its entirety and substituting therefor the following:

        "(a) In full and final satisfaction of any obligation to pay a post-Closing Purchase Price adjustment and provided that the conditions set forth in subsection 2.08(b) herein are satisfied prior to or contemporaneous with the execution of this Amendment No. 4, Seller shall receive by wire transfer a Purchase Price adjustment equal to $1,824,055.56 (calculated as $2,000,000 less $175,944.44, the amount previously paid to Seller pursuant to the previous Section 2.08, as amended by Amendment No. 2). No interest will be due on the amount paid pursuant to this provision."

        (b) The payment outlined in subsection 2.08(a) is subject to the satisfaction of the following conditions:

    i.
    Purchaser will return the Letter of Credit to the issuer with instructions to cancel same effective immediately.

    ii.
    Seller and Purchaser will execute an amendment to the Intellectual Property Litigation Agreement, which amendment will be substantially in the form set forth in Exhibit 4A, attached.

    iii.
    Seller and Purchaser will execute an amendment to the Consulting Agreement, which amendment will be substantially in the form set forth in Exhibit 4B, attached.

        3.    Further Agreement.    Purchaser and Seller specifically agree that: (a) Purchaser has no liability for the payment of any Israeli taxes which may be or are due as a result of the transaction reflected in the Agreement (the "Israeli Taxes"); (b) Seller acknowledges the liability for the payment of the Israeli Taxes and agrees to pay same; (c) to the extent that Purchaser receives any funds from the Israeli tax authorities as a result of Seller's payment of the Israeli Taxes, Purchaser shall remit same on a dollar-per-dollar basis to Seller; and (d) to the extent that Purchaser receives tax credits from the Israeli tax authority as a result of Seller's payment of the Israeli Taxes, Purchaser shall transfer said tax credit to Seller.

        4.    No Further Modifications.    Except as expressly set forth herein, the terms and provisions of the Asset Purchase Agreement remain unmodified and in full force and affect.

        5.    Miscellaneous.

        (a) This Amendment No. 4 shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely in that state.

        (b) This Amendment No. 4 may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CORE-VENT CORPORATION, d/b/a Paragon Implant Company
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CORE-VENT BIOENGINEERING, INC.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CORE-VENT PARAGON BIO
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President

PARAGON ADMINISTRATION, INC.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CORE-VENT GmbH
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CVPBE, Inc.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
CV Equipment, Inc.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
PARAGON DENTAL IMPLANT, LTD.
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: President
THE PARAGON SHAREHOLDERS
By: /s/ DR. GERALD A. NIZNICK Dr. Gerald A. Niznick
THE C-V BIOENGINEERING STOCKHOLDERS
By: /s/ DR. GERALD A. NIZNICK Dr. Gerald A. Niznick
THE NIZNICK FOUNDATION
By: /s/ DR. GERALD A. NIZNICK Name: Dr. Gerald A. Niznick Title: Director
SULZER MEDICA USA INC.
By: /s/ RICHARD J. MAY Name: Richard J. May Title: Treasurer

SULZER DENTAL INC.
By: /s/ STEVEN E. HANSON Name: Steven E. Hanson Title: President
SULZER DENTAL GmbH
By: /s/ STEVEN E. HANSON Name: Steven E. Hanson Title: President
SULZER DENTAL LTD.
By: /s/ STEVEN E. HANSON Name: Steven E. Hanson Title: President
SULZER DENTAL CORP.
By: /s/ STEVEN E. HANSON Name: Steven E. Hanson Title: President

EXHIBIT 4A

AMENDMENT TO INTELLECTUAL PROPERTY LITIGATION AGREEMENT

        This Amendment is entered into and is effective as of the 26th day of November 2001 by and between Sulzer Dental Inc. ("Dental"), successor-in-interest to Sulzer Calcitek Inc., and Dr. Gerald A. Niznick ("Niznick").

        WHEREAS, Dental and Niznick are parties to that certain Intellectual Property Litigation Agreement dated January 8, 2001 (the "Agreement"); and

        WHEREAS, the Agreement remains in full force and effect as of this date; and

        WHEREAS, Dental and Niznick now desire to amend the Agreement to accomplish a modification to their contractual relationship with this document (the "Amendment");

        NOW THEREFORE, the parties agree as follows:

1.
Section 1.02, Right to Settle "381 Patent Litigation, of this Agreement is replaced in its entirety with the following:

    "(a) Niznick shall have the exclusive right to determine if, and on what terms, any "381 Patent Litigation is settled or otherwise mutually resolved between Dental and Nobel Biocare (including settlement or resolutions that include as one of the terms a license or covenant not to sue under the "381 Patent), provided that: (1) the terms include Nobel Biocare's stipulation to the validity of the "381 patent; and (2) if the terms include Dental's grant to Nobel Biocare of a license or covenant not to sue under the "381 Patent, such license or covenant shall be limited to the manufacture, use or sale of Nobel Biocare implants that include Nobel Biocare's StarGrip™ designs and the Replace Select three-groove internal connection, as such designs exist as of the date of this Amendment.

    (b) With respect to any "381 Patent Litigation not settled under the terms of Section 1.02(a), Dr. Niznick may at any time, with respect to such on-going "381 Patent Litigation (for purposes of this Section 1.02(b), "Subject Litigation"), deliver to the Purchaser (i) a written settlement offer (a "Settlement Offer"), signed by an authorized representative of the defendant to the Subject Litigation, and a written recommendation to accept such settlement offer, or (ii) a written recommendation to terminate the Subject Litigation (a "Termination Recommendation"). In the event that the Purchaser does not accept the Settlement Offer or the Termination Recommendation, the Purchaser shall within ten Business Days notify Dr. Niznick in writing of the Purchaser's decision not to accept the Settlement Offer or the Termination Recommendation (a "Rejection Notice"). Upon receipt of such notice, Dr. Niznick shall have the right to terminate further prosecution of the Subject Litigation under Section 1.01 hereof (a "Termination Right"). If Dr. Niznick elect to exercise a Termination Right, Dr. Niznick shall within ten Business Days after receipt of a Rejection Notice notify the Purchaser in writing that they are electing to cease any further prosecution of the Subject Litigation (a "Termination Notice") and shall no longer be responsible for any or all Liabilities with respect to the Subject Litigation which are incurred after the date of the Termination Notice ("Post-Termination Liabilities") or be obligated to indemnify the Purchaser Indemnified Party (as defined below) for any Post-Termination Liabilities; provided, however, that Dr. Niznick shall continue to be responsible for Liabilities pursuant to Section 1.04(a) and be obligated to indemnify the Purchaser Indemnified Parties, pursuant to Section 1.04(b), but only for Liabilities incurred in connection with the Subject Litigation prior to or on the date of the Termination Notice. In the event that Dr. Niznick deliver a Termination Notice, all his rights pursuant to Section 1.01 with respect to the respective Subject Litigation shall terminate as of the date of the Termination Notice and the Purchaser shall have the right, but not the obligation, to independently prosecute the Subject Litigation from the date of the Termination Notice in its sole discretion. In the event that Dr. Niznick does not deliver a Termination Notice to the Purchaser within ten Business

    Days of receipt of a Rejection Notice, Dr. Niznick shall be deemed to have not exercised his Termination Right with respect to the Subject Litigation and shall remain liable for the Liabilities, and the related indemnification, with respect to the Subject Litigation pursuant to Section 1.04 in all respects."

2.
Section 1.03, Right to Proceeds, of the Agreement is modified to replace subsection (b) with the following:

          "(b) Notwithstanding anything to the contrary contained in subsection (a) above, after the Closing, if Dr. Niznick receives any proceeds resulting from the "381 Patent Litigation pursuant to a settlement agreement with or a Final "381 Judgment against Nobel Biocare, the proceeds of such settlement or Final "381 Judgment, which shall include any payments made or to be made pursuant to any license agreement entered into in connection with such settlement or Final "381 Judgment, as the case may be, if any, shall distributed in the following order of priority:

            (i) first, to reimburse Dr. Niznick for all reasonable Liabilities incurred in connection with such "381 Patent Litigation to the extent actually paid or payable by Dr. Niznick;

            (ii) second, to reimburse the Purchaser for all reasonable Liabilities incurred in connection with such "381 Patent Litigation to the extent actually paid or payable by the Purchaser; and

            (iii) third, twenty percent of any remaining proceeds shall be paid to the Purchaser as an over-riding royalty interest in the "381 Patent Litigation; and

            (iv) fourth, any proceeds remaining thereafter shall be the property of Dr. Niznick."

3.
Section 1.03, Right to Proceeds, of the Agreement is modified to replace subsection (c) with the following:

    "(c) In the event that any Final "381 Judgment includes a permanent injunction barring future patent infringement by the defendant and Dr. Niznick makes the decision to enforce the injunction as a strategy to encourage a more favorable settlement at a later time, or for whatever reason Dr. Niznick so decides not to grant a license to the "381 Patent, then the Purchaser shall not be obligated to compensate Dr. Niznick for securing this result nor will Dr. Niznick be obligated to pay Purchaser an amount that Purchaser would have received if Dr. Niznick had accepted a settlement offer from defendant that Dr. Niznick had deemed unacceptable."

4.
Unless expressly modified by this Amendment, all other provisions in the Agreement will remain unchanged and in full force and effect.

        IN WITNESS WHEREOF the parties have caused the Amendment to be executed by their duly authorized representative as of the date and year set forth above.

Sulzer Dental Inc. By: /s/ STEVEN E. HANSON Printed Name: Steven E. Hanson Title: President	Dr. Gerald Niznick By: /s/ DR. GERALD NIZNICK Printed Name: Dr. Gerald Niznick Title: President

EXHIBIT 4B

AMENDMENT TO CONSULTING AND LICENSE AGREEMENT

        THIS AMENDMENT is entered into and is effective as of the 26th day of November, 2001 by and between Sulzer Dental Inc. ("Dental"), successor-in-interest to Sulzer Calcitek Inc., and Dr. Gerald A. Niznick ("Niznick").

        WHEREAS, Dental and Niznick are parties to that certain Consulting and License Agreement dated January 8, 2001 (the "Agreement"); and

        WHEREAS, the Agreement remains in full force and effect as of this date; and

        WHEREAS, Dental and Niznick now desire to amend the Agreement to accomplish a modification to their contractual relationship with this document (the "Amendment");

        NOW THEREFORE, the parties agree as follows:

5.
Section 4, Consulting Services, of this Agreement is replace subsection (a) with the following:

    "(a) Generally. (i) During the Consulting Term, the Consultant shall render such services as may be reasonably requested from time to time by the Company including, but not limited to, advising and consulting with the Company and its Affiliates with respect to the design, development and competitive positioning of dental implants, clinical protocols, web sites owned or under development by the Company and its Affiliates, and with respect to the personnel, policies, procedures and history of the Business, including, without limitation, the knowledge of or interactions of the Seller with its customers, suppliers and competitors ("Consulting Services"). The foregoing services shall be performed by the Consultant at such times as are mutually agreed upon by the Consultant and the Company, taking into account the Company's reasonable business needs. In connection with performing his consulting services hereunder, the Consultant acknowledges and agrees to make himself available by phone, fax and e-mail to provide the aforementioned consulting services at no cost to Dental.

    (ii) Consultant agrees to make himself available (A) for consultation in person at location(s) identified by Company; and (B) for purposes of holding public speaking engagements and making presentations (which speaking engagements and presentations shall be defined as "Events") in favor of the Company as specifically requested by the Company. The Consultant shall participate in such Events as are agreed upon by the Consultant and the Company. The Company agrees to provide the Consultant with as much advance notice as practicable of Events in which the Company proposes the Consultant participate. The Consultant shall use his best efforts to participate in four (4) Events during each year of the Consulting Term. All reasonable expenses in connection with an Event, including the cost of coach air travel for domestic flights and business class air travel for international flights, along with reasonable hotel accommodations as approved by the Company shall be reimbursed to Consultant by the Company. At all times, the Company's obligations for the foregoing expenses shall be limited to its obligations to reimburse expenses in accordance with its then applicable policies and procedures."

6.
Section 5, Consulting Fee, of this Agreement is replaced in its entirety with the following:

    "As compensation for the Consulting Services and other obligations to be performed by the Consultant hereunder, the Company shall pay to the Consultant a $50,000 per day payment on or before December 31, 2001. In addition, Consultant shall be paid a stipend of $5,000 for consultations pursuant to Section 4(a)(ii)(A) and an honorarium of $5,000 per day for Events pursuant to Section 4(a)(ii)(B) (provided that Consultant shall also receive the honorarium for travel day directly necessitated by Events involving international travel). Said payment and honoraria shall be Consultant's sole remuneration for the consulting service provided for the Consulting Term.

7.
Section 6, Office Space and Support, of the Agreement is replaced in its entirety with the following:

    "Through December 31, 2001, the Company shall reimburse the Consultant for all rental payments due in connection with the office space in Las Vegas, Nevada referenced in the Letter of Intent for Lease attached hereto as Exhibit A (the "Premises"). Thereafter, Consultant shall bear and be solely responsible for all expenses associated with the Premises and the operations thereof, including, but not limited to, all rental payments, the leasehold improvements, furnishing, and equipping and staffing the Premises as required to perform the Consultant's responsibilities as outlined in Section 4 herein or otherwise."

8.
Section 7, Expenses, of the Agreement is amended to add the following sentence to the end of this section:

    "Notwithstanding the foregoing, Consultant will not be reimbursed for any expenses relating to Consultant's lecture in Toronto, Canada in November 2001."

9.
Unless expressly modified by this Amendment, all other provisions in the Agreement will remain unchanged and in full force and effect.

        IN WITNESS WHEREOF the parties have caused the Amendment to be executed by their duly authorized representative as of the date and year set forth above.

Sulzer Dental Inc. By: /s/ STEVEN E. HANSON Printed Name: Steven E. Hanson Title: President	Dr. Gerald Niznick By: /s/ DR. GERALD NIZNICK Printed Name: Dr. Gerald Niznick Title: President

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  Exhibit 4.13
AMENDMENT NO. 4 TO ASSET PURCHASE AGREEMENT
EXHIBIT 4A AMENDMENT TO INTELLECTUAL PROPERTY LITIGATION AGREEMENT
EXHIBIT 4B AMENDMENT TO CONSULTING AND LICENSE AGREEMENT